Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com

SJI Reports 2019 Results; Updates 2020 Guidance
FOLSOM, NJ (February 26, 2020) - SJI (NYSE: SJI) today reported operating results for its 2019 full year and fourth quarter ended December 31, 2019. Highlights include:
▪2019 GAAP earnings of $0.84 per diluted share compared to $0.21 per diluted share in 2018
▪2019 Economic Earnings* of $1.12 per diluted share compared to $1.38 per diluted share in 2018
▪Capital spending of $500+ million, with 96% for growth, safety and reliability
▪Significant transformational accomplishments in 2019: Efficient integration of ETG, execution of infrastructure modernization programs, completion of key regulatory initiatives, and balance sheet strengthening
▪Dividend increased to indicated annual $1.18 per share, reflecting 21 consecutive years of rising dividends
▪2020 economic earnings updated to $1.50-$1.60 per diluted share with guidance to the midpoint, reflecting timing of PennEast Pipeline project and planned renewable energy and sustainability investments in support of New Jersey Energy Master Plan (EMP) and SJI's goal of reducing its carbon footprint
▪2020 targeted capital spending updated to $600+ million, with $500+ million for growth, safety and reliability and incremental $100+ million for non-utility renewable investments in support of the EMP
"We are pleased to report 2019 economic earnings at the higher end of our expectations and guidance," said Michael Renna, SJI President and Chief Executive Officer. "We made significant progress in transforming SJI over the last year, with a highly efficient integration of ETG, execution of numerous regulatory initiatives, and strengthening our balance sheet through non-core asset sales and debt refinancing. The next five years will be exciting for us as we address critical infrastructure investments to modernize our system, new projects to ensure adequate supply and system redundancy, and new investments that will help us lower consumption as well as the carbon content of natural gas in support of New Jersey's Energy Master Plan," added Renna.

	Twelve months ended December 31, 2019				Twelve months ended December 31, 2018
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	122.2	1.33	122.2	1.33	77.7	0.92	88.8	1.05
Non-Utility	(3.2)	(0.03)	13.8	0.15	(12.4)	(0.15)	45.0	0.53
Other	(41.8)	(0.45)	(33.0)	(0.36)	(47.5)	(0.56)	(17.7)	(0.21)
Total - Continuing Ops	$77.2	$0.84	$103.0	$1.12	$17.9	$0.21	$116.2	$1.38
Average Diluted Shares		92.3		92.3		84.5		84.5
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

New Jersey Energy Master Plan (EMP)
New Focus for New Jersey
On January 27, New Jersey Governor Phil Murphy unveiled the state’s updated Energy Master Plan (EMP). The EMP is intended to set forth a strategic vision for the production, distribution, consumption, and conservation of energy in the State of New Jersey. The EMP is updated and revised periodically. This allows for improvements to reflect changes with technology, energy, and environmental developments and demands. The updated EMP for 2020 and beyond outlines the Murphy administration’s goal of 100% clean energy by 2050. The updated EMP varies dramatically from the prior EMP in 2015 which was heavily supportive of natural gas as an abundant, clean and affordable commodity, the fuel of choice for garden state residents, and meriting aggressive expansion to homes and businesses in the state.
New Opportunities for SJI
SJI supports the clean energy aspirational goals of the EMP. We have spent more than a decade replacing aging infrastructure to improve reliability and reduce fugitive emissions; encouraging conservation and efficiency through regulatory initiatives; and investment in renewables. To more closely align with the updated EMP, SJI intends to seek investment opportunities in both the utility and non-utility arenas over the next five years. We plan to focus on areas that 1) reduce energy consumption/emissions, 2) accelerate deployment of renewable energy, 3) educate customers on maximizing energy efficiency, and 4) modernize via technology innovations.
To further address emission reduction/renewables deployment, we plan to invest $100+ million on solar installations in 2020 focused at SJI corporate facilities, landfill properties, community solar and other development projects. We are also accelerating renewable natural gas (RNG) opportunities and planning expansion of existing utility infrastructure modernization activities. To further address efficiency/technology, we are evaluating an expansion of existing regulatory initiatives including, among many potential options, the installation of smart meters to our approximately 700,000 utility customers. The next five years will be exciting as we address critical safety and reliability enhancements to our system while investing in projects that support the new EMP.
2019 Results
For the twelve-month period ended December 31, 2019, SJI reported consolidated GAAP earnings of $77.2 million compared to $17.9 million in the prior year period. SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2019. For the twelve-month period ended December 31, 2019, economic earnings were $103.0 million compared to $116.2 million last year.
UTILITY
Utility entities include the gas distribution operations of South Jersey Gas (SJG), Elizabethtown Gas (ETG) and Elkton Gas (ELK). Given partial year contributions from the acquisition of ETG and ELK on July 1, 2018, earnings performance in 2019 relative to 2018 is not comparable. 2019 GAAP and economic earnings were $122.2 million.
South Jersey Gas (SJG)
Operating Performance. 2019 GAAP and economic earnings were $87.4 million compared with $82.9 million in 2018, driven by higher utility margin. We define utility margin, a non-GAAP measure, as natural gas revenues less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Utility margin increased $13.6 million primarily due to customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $9.1 million, driven by increased depreciation, interest and maintenance expenses.

Customer Growth. SJG added approximately 6,000 new customers over the last 12 months and now serves more than 397,000 customers. SJG’s 1.5% growth rate compares favorably to our peers and remains driven by gas conversions (~70%+ of new customer additions) from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.
▪Our Accelerated Infrastructure Replacement Program (AIRP), as approved by the New Jersey Board of Public Utilities (NJBPU), authorizes investment of $302.5 million over the five year period from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of $64.5 million for the period July 2018 to June 2019 was rolled into SJG rates effective October 1, 2019.
▪Our current Storm Hardening and Reliability Program (SHARP) was approved by the NJBPU in May 2018 and authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our most recent annual investment of $27.4 million for the period June 2018 to June 2019 was rolled into SJG rates effective October 1, 2019.
Base Rate Case. Pursuant to our AIRP extension order in 2016, SJG is required to file a base rate case no later than November 2020. We have invested more than $300 million in incremental plant additions since SJG's last base rate case was completed on November 1, 2017, excluding our authorized AIRP & SHARP programs. As previously communicated, we expect to file a base rate case for SJG in early 2020.
Critical Redundancy. In response to the NJBPU's call for utilities to evaluate preparedness for gas supply interruptions, we have evaluated potential redundancy solutions. These solutions are critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system.
Supply redundancy is a top priority for our utilities. In December, SJG submitted an engineering and route proposal to the NJBPU for approval to construct needed system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility, with a resolution anticipated later this year. We also continue to explore system alternatives that will allow for a secondary supply of natural gas needed to create reliability and resiliency for 140,000+ customers in Atlantic and Cape May counties.
Elizabethtown Gas (ETG)
Operating Performance. 2019 GAAP and economic earnings were $34.2 million. Utility margin, as previously defined, was $175.9 million primarily reflecting customer growth and incremental rate relief effective November 15, 2019. ETG'S rate case settlement authorized a $34 million rate increase based on a 9.6% return on equity and 51.5% equity component. Margin improvement was partially offset by operating costs and interest expense.
Customer Growth. ETG added approximately 3,500 new customers over the last 12 months and now serves more than 297,000 customers. ETG’s current 1.2% growth rate has increased from its historic 0.9% growth rate, driven by increases in both new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP), as approved by the NJBPU in June 2019, authorizes investment of $300 million over the five-year period 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our annual investment of approximately $60 million for the period July 2019 to June 2020 is expected to be rolled into ETG rates effective October 1, 2020.
Elkton Gas (ELK)
Operating Performance. 2019 GAAP and economic earnings were $0.6 million. Utility margin driven by customer growth, infrastructure investment and rate relief was offset by operating costs and interest expense. In December 2019, SJI announced the sale of ELK to Chesapeake Utilities (CPK) for $15 million in cash. ELK serves approximately 7,000 residential and commercial customers in Cecil County, Maryland and was acquired by SJI in July 2018. Completion of the transaction is estimated in mid-2020, following Maryland Public Service Commission approval.

NON-UTILITY
Non-Utility entities include Energy Group, Energy Services and Midstream. 2019 GAAP earnings were $(3.2) million compared with $(12.4) million in 2018. 2019 economic earnings were $13.8 million compared with $45.0 million in 2018, largely reflecting a decline in wholesale marketing results.
Energy Group
Operating Performance. Energy Group includes wholesale gas operations engaged in fuel supply management and commodity marketing. 2019 GAAP earnings were $(0.7) million compared with $60.4 million in 2018. 2019 economic earnings were $9.5 million compared with $42.6 million in 2018. The significant variances include:
▪Fuel Supply Management contributed 2019 economic earnings of $10.9 million compared with $8.6 million in 2018, reflecting new contracts that became operational over the last 12 months. SJI has nine fuel supply management transactions under contract, with eight contracts currently operational.
▪Wholesale Marketing/Other contributed 2019 economic earnings of $(1.4) million compared with $34.0 million in 2018. The decline in results reflects lower wholesale margins on daily energy trading activities tied to tighter spreads and milder weather which limited asset optimization opportunities, and headwinds associated with several legacy contracts which begin to roll off in 2020.
Energy Services
Operating Performance. Energy Services primarily includes our legacy energy production activities including landfills, account services and legacy solar and CHP assets. 2019 GAAP earnings were $(6.7) million compared with $(75.9) million in 2018, which includes impairments associated with the sale of various assets in 2018 and 2019. 2019 economic earnings were $0.1 million compared with $(0.6) million in 2018, reflecting improved results from CHP and account services offset by the absence of solar renewable energy credit (SREC) revenue due to the sale of solar assets and results from landfill activities.
Midstream
Operating Performance. Midstream includes our 20% equity investment in the PennEast Pipeline (PennEast), a planned 1-Bcf interstate pipeline running from the Marcellus region of Pennsylvania into New Jersey. GAAP and economic earnings are the same for Midstream. 2019 earnings were $4.2 million compared with $3.1 million in 2018, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
Project Update. The PennEast member companies remain fully committed to the project and the affordable, reliable service it will bring to the region, including nine million Garden State residents. On January 30, the FERC granted, in part, PennEast’s petition for a Declaratory Order requesting the Commission’s interpretation of the Natural Gas Act, in light of the Third Circuit’s decision that PennEast was barred from bringing an eminent domain lawsuit in federal court against the state of New Jersey or its agencies. On January 31, PennEast also filed with the Commission a request for an amendment of the certificate to allow the Project to proceed on a phased basis. Phase One would consist of 68-miles of 36-inch pipe, constructed entirely within Pennsylvania and ready to deliver natural gas by November 2021. The Phase Two portion would include the remaining route in Pennsylvania and New Jersey, with a targeted completion of 2023. On February 18, PennEast filed a Petition for Certiorari with the US Supreme Court to review the Third Circuit’s decision.
OTHER
Operating Performance. Other entity includes interest on debt, including the debt associated with our acquisitions of ETG/ELK in 2018. As a reminder, given partial year contributions from the acquisition of ETG and ELK on July 1, 2018, earnings performance in 2019 relative to 2018 is not comparable. 2019 GAAP earnings from the Other segment were $(41.8) million and 2019 economic earnings were $(33.0) million, reflecting an increase in net debt outstanding. In 2019, we repaid more than $300 million in outstanding debt, in part using proceeds from the sale of our solar and retail gas marketing businesses. We anticipate an additional $100+ million in debt repayment in 2020 using proceeds from the pending sales of our Marina Thermal Facility and ELK.

Fourth-Quarter 2019 Results

	Three months ended December 31, 2019				Three months ended December 31, 2018
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	45.8	0.50	45.8	0.50	36.6	0.42	36.6	0.42
Non-Utility	3.5	0.04	6.4	0.07	26.8	0.31	6.0	0.07
Other	(9.9)	(0.11)	(8.7)	(0.10)	(17.3)	(0.20)	(9.1)	(0.10)
Total - Continuing Ops	$39.5	$0.43	$43.4	$0.47	$46.1	$0.53	$33.5	$0.39
Average Diluted Shares		92.5		92.5		86.4		86.4
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

For the three-month period ended December 31, 2019, SJI reported consolidated GAAP earnings of $39.5 million compared to $46.1 million in the prior year period. For the three-month period ended December 31, 2019, economic earnings were $43.4 million compared to $33.5 million last year.
UTILITY
Fourth-quarter 2019 GAAP and economic earnings were $45.8 million compared with $36.6 million in 2018. Improved results reflect customer growth, infrastructure modernization and rate relief partially offset by operating costs and interest expense.
•SJG. Fourth-quarter 2019 economic earnings were $28.3 million compared with $23.6 million in 2018. Utility margin increased $5.0 million, reflecting customer growth and the roll-in of investments from infrastructure modernization programs on October 1, partially offset by operation, depreciation and interest expenses.
•ETG. Fourth-quarter 2019 economic earnings were $17.2 million compared with $12.8 million in 2018. Utility margin increased $8.3 million, reflecting acceleration in customer growth (1.2% vs. 0.9% a year ago) and rate relief effective November 15, 2019. Margin improvement was partially offset by operating costs and interest expense.
•ELK. Fourth-quarter 2019 economic earnings were $0.3 million compared with $0.2 million in 2018. Utility margin driven by customer growth, infrastructure investment and rate relief was offset by operating costs and interest expense.
NON-UTILITY
Fourth-quarter 2019 GAAP earnings were $3.5 million compared with $26.8 million in 2018. Fourth-quarter 2019 economic earnings were $6.4 million compared with $6.0 million in 2018, largely reflecting an increase in fuel management results partially offset by a decrease in wholesale marketing results.
Energy Group
Fourth-quarter 2019 GAAP earnings were $9.9 million compared with $21.4 million in 2018. Fourth-quarter 2019 economic earnings were $5.0 million compared with $4.5 million in 2018. The significant variances include:
•Fuel Supply Management contributed fourth-quarter 2019 economic earnings of $3.2 million compared with $2.3 million in 2018, reflecting new contracts that became operational over the last 12 months.
•Wholesale Marketing/Other contributed fourth-quarter 2019 economic earnings of $1.8 million compared with $2.2 million in 2018. The decline in results reflects lower wholesale margins on daily energy trading activities tied to tighter spreads, limited asset optimization opportunities and headwinds associated with several legacy contracts, which begin to roll off in 2020.

Energy Services
Fourth-quarter 2019 GAAP earnings were $(7.4) million compared with $4.3 million in 2018. Fourth-quarter 2019 economic earnings were $0.4 million compared with $0.4 million in 2018, reflecting improved results from CHP and account services offset by the sale of solar assets and results from landfill activities.
Midstream
Fourth-quarter 2019 earnings were $1.0 million compared with $1.1 million in 2018, reflecting AFUDC for the PennEast Pipeline project.
OTHER
Fourth-quarter 2019 GAAP earnings were $(9.9) million compared with $(17.3) million in 2018. Fourth-quarter 2019 economic earnings were $(8.7) million compared with $(9.1) million in 2018.
Balance Sheet and Cash Flow
SJI remains committed to a capital structure that supports our regulated-driven capital spending plan while maintaining a balanced equity-to-total capitalization, ample liquidity and a solid investment grade credit rating.
Our balance sheet strengthening activities were a core focus in 2019:
•In January 2019, we settled our equity forward sale agreement by physically delivering 6,779,661 shares of common stock and receiving net cash proceeds of approximately $189 million. We deployed a majority of these proceeds for debt repayment.
•We deployed more than $300 million in cash proceeds from the sale of our solar and retail gas marketing assets for debt repayment.
•In September 2019, we completed the sale of $200 million of 5.625% junior subordinated notes due 2079, with net proceeds of $194.7 million used to refinance outstanding debt and for general corporate purposes. S&P assigned equity credit of 50% due to the long duration and deeply subordinated nature of the notes.
At December 31, 2019, equity-to-total capitalization was 29.6% compared with 28.9% at December 31, 2018, reflecting acquisition financing and debt repayment using proceeds from non-core asset sales. As previously communicated, our growth plan embeds conversion of mandatory convertible equity units due 2021 ($287.5 million). Including conversion, our adjusted equity-to-total capitalization ratio, a non-GAAP measure, was 37.5% at December 31, 2019 and 35.3% at December 31, 2018.
For the twelve months ended December 31, 2019, net cash from operating activities was $121.1 million compared to $143.6 million in the prior year period, primarily reflecting a cash payment related to a gas supply contract pricing dispute at SJ Resources Group. Net cash used in investing activities was $477.6 million compared with $1.79 billion in the prior year period, reflecting our acquisition of ETG and ELK in 2018, as well as the timing of utility infrastructure upgrades, and investment to support customer growth. Net cash provided by financing activities was $353.3 million compared to $1.64 billion in the prior year period, reflecting our acquisition of ETG and ELK in 2018, as well as debt repayments and refinancing activity.
As of December 31, 2019, SJI had total borrowing facilities of $1.06 billion, with $860.0 million drawn and $200.0 million in available liquidity.

Financial Guidance
SJI expects 2020 economic earnings of $1.50 to $1.60 per diluted share, with guidance to the midpoint of the range. We have narrowed guidance from our prior and wider range of $1.53 to $1.67 per diluted share. As previously communicated, our prior guidance embedded various scenarios, including our expectation to be at the lower end of the range given potential delays with the PennEast Pipeline project. Our updated guidance remains consistent, reflecting recent regulatory and legal actions that have delayed PennEast. Updated guidance also incorporates new renewable energy and sustainability investments in support of the EMP and SJI's goal of reducing its carbon footprint.
Economic earnings guidance primarily reflects:
•Utility operations ~75% of earnings, excluding acquisition-related interest costs
◦~$500 million capital spending on growth, safety and reliability for SJG/ETG customers
◦10,000+ new gas utility customers, reflecting 1.5% customer growth, driven by accelerated pace at ETG
◦Lower operating costs, driven by business transformation activities
◦Infrastructure modernization at SJG/ETG under existing programs
◦Execution of regulatory initiatives, including recovery of utility investment
•Non-Utility operations ~25% of earnings, excluding acquisition-related interest costs
◦Energy Services: $100+ million on renewable solar installations in support of EMP, and landfill exit
◦Energy Group: Fuel management contracts, reshaped wholesale portfolio and contract expiration
◦Midstream: AFUDC associated with PennEast Pipeline project
•Balance sheet strengthening, driven by pending asset sales and refinancing activities
•Equity issuance in support of utility redundancy project

Conference Call and Webcast
SJI will host a conference call and webcast on Thursday, February 27 to discuss our fourth quarter and full year 2019 financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time. The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.sjindustries.com under Events & Presentations.
Date/Time: Thursday, February 27, 11:00 a.m. ET
Dial-In:   Toll Free: 877-376-9937; Toll: 629-228-0738
Passcode: 9198241

About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.
All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking.
This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements.
These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.
These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.
These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2019 and in any other SEC filings made by SJI or SJG during 2019 and prior to the filing of this earnings release.
No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.
SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Explanation of Non-GAAP Financial Measures
Management uses financial measures of Economic Earnings and Economic Earnings Per Share when evaluating the results of operations for its operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance.

We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (ii) less realized gains and plus realized losses on inventory injection hedges, which relate to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition, several items are excluded from Economic Earnings for the years ended December 31, 2019, 2018 and 2017, including impairment charges, the impact of pricing disputes with third parties, costs to acquire ETG and ELK, costs to prepare to exit the TSA, costs incurred and gains recognized on the sale of assets, customer credits related to the acquisition of ETG and ELK, ERIP costs, severance and other employee separation costs and the impact of Tax Reform. See (A)-(H) in the table below.

Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	2019	2018	2017
Income (Loss) from Continuing Operations	$77,189	$17,903	$(3,404)
Minus/Plus:
Unrealized Mark-to-Market Losses (Gains) on Derivatives	14,546	(35,846)	14,226
Realized Losses on Inventory Injection Hedges	—	—	332
Loss on Property, Plant and Equipment (A)	10,745	105,280	91,299
Net Losses from Legal Proceedings (B)	2,336	5,910	56,075
Acquisition/Sale Costs (C)	3,468	34,674	19,564
Customer Credits (D)	—	15,333	—
ERIP and OPEB (E)	—	6,733	—
Other (F)	4,179	—	2,227
Income Taxes (G)	(9,423)	(33,753)	(70,834)
Additional Tax Adjustments (H)	—	—	(11,420)
Economic Earnings	$103,040	$116,234	$98,065

Earnings (Loss) per Share from Continuing Operations	$0.84	$0.21	$(0.04)
Minus/Plus:
Unrealized Mark-to-Market Losses (Gains) on Derivatives	0.16	(0.42)	0.18
Loss on Property, Plant and Equipment (A)	0.12	1.24	1.14
Net Losses from Legal Proceedings (B)	0.02	0.07	0.70
Acquisition/Sale Costs (C)	0.04	0.41	0.25
Customer Credits (D)	—	0.18	—
ERIP and OPEB (E)	—	0.08	—
Other (F)	0.04	—	0.03
Income Taxes (G)	(0.10)	(0.39)	(0.89)
Additional Tax Adjustments (H)	—	—	(0.14)
Economic Earnings per Share	$1.12	$1.38	$1.23

(A) Represents impairment charges taken as follows: in 2019 on solar generating facilities along with the agreement to sell MTF and ACB, which were both driven by the expected purchase prices being less than the carrying value of the assets; in 2018 on solar generating facilities, which was also primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets, along with LFGTE assets, which was primarily driven by the remaining carrying value of these assets no longer being recoverable; and in 2017 on solar generating facilities, LFGTE long-lived assets, LFGTE intangible assets related to customer relationships, and goodwill.

(B) Represents net losses from three separate legal proceedings: (a) charges in 2017, 2018 and 2019, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014; (b) a charge in 2017, including legal fees, resulting from a settlement with a counterparty over a dispute related to a three-year capacity management contract; and (c) a gain taken in 2017 resulting from a favorable FERC decision, including interest, over a tariff rate dispute with a counterparty, whereby SJI contended that the counterparty was overcharging for storage demand charges over a ten-year period.

(C) Represents costs incurred on the agreement to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to prepare to exit the TSA. Also included here are costs incurred on the sales of solar projects and the retail gas business of SJE, partially offset by gains recorded on the sale of solar assets and sales of certain SRECs.

(D) Represents credits to ETG and ELK customers that were required as part of the Acquisition.

(E) Represents costs incurred on the Company's ERIP as well as the benefit of amending the Company's OPEB.

(F) Represents severance and other employee separation costs taken in 2019. Included in this amount in 2017 are amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in AOCL.

(G) Determined using a combined average statutory tax rate of approximately 26%, 25% and 39% for 2019, 2018 and 2017, respectively.

(H) Represents one-time tax adjustments, most notably for Tax Reform.

Summary of Utility Margin
The following table summarizes Utility Margin for the years ended December 31, 2019, 2018 and 2017 for SJG (in thousands):

SJG:

	2019	2018	2017
Utility Margin:
Residential	$213,787	$213,026	$180,106
Commercial and Industrial	90,489	89,172	76,491
Cogeneration and Electric Generation	4,896	4,975	4,762
Interruptible	88	105	63
Off-system Sales & Capacity Release	3,333	4,434	5,051
Other Revenues	1,646	1,942	2,107
Margin Before Weather Normalization & Decoupling	314,239	313,654	268,580
CIP mechanism	(844)	(12,382)	20,062
EET mechanism	4,489	2,998	3,717
Utility Margin**	$317,884	$304,270	$292,359

The following table summarizes Utility Margin at ETG for the twelve months ended December 31, 2019 and for the post-Acquisition period during 2018, which was July 1, 2018 through December 31, 2018 (in thousands):
ETG:

	Twelve Months Ended December 31, 2019	July 1, 2018 through December 31, 2018
Utility Margin:
Residential	$110,519	$43,293
Commercial & Industrial	63,605	26,034
Regulatory Rider Expenses*	1,746	718
Utility Margin**	$175,870	$70,045

*Represents expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on SJG's or ETG's financial results.
**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except for Per Share Data)

	2019	2018	2017
Operating Revenues:
Utility	$896,874	$670,715	$512,482
Nonutility	731,752	970,623	730,586
Total Operating Revenues	1,628,626	1,641,338	1,243,068
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	351,284	258,781	199,660
- Nonutility	680,683	796,627	646,567
Operations	238,752	256,862	169,767
Impairment Charges	10,745	105,280	91,299
Maintenance	37,341	32,162	19,727
Depreciation	99,753	96,723	100,718
Energy and Other Taxes	11,996	9,537	6,487
Net Gain on Sales of Assets	(3,133)	(15,379)	—
Total Operating Expenses	1,427,421	1,540,593	1,234,225
Operating Income	201,205	100,745	8,843

Other Income and Expense	4,208	2,404	11,041
Interest Charges	(114,477)	(90,296)	(54,019)
Income (Loss) Before Income Taxes	90,936	12,853	(34,135)
Income Taxes	(21,061)	(561)	24,937
Equity in Earnings of Affiliated Companies	7,314	5,611	5,794
Income (Loss) from Continuing Operations	77,189	17,903	(3,404)
Loss from Discontinued Operations - (Net of tax benefit)	(272)	(240)	(86)
Net Income (Loss)	$76,917	$17,663	$(3,490)

Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.84	$0.21	$(0.04)
Discontinued Operations	—	—	—
Basic Earnings (Loss) per Common Share	$0.84	$0.21	$(0.04)

Average Shares of Common Stock Outstanding - Basic	92,130	83,693	79,541

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.84	$0.21	$(0.04)
Discontinued Operations	—	—	—
Diluted Earnings (Loss) per Common Share	$0.84	$0.21	$(0.04)

Average Shares of Common Stock Outstanding - Diluted	92,253	84,471	79,541

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	2019	2018	2017
Cash Flows from Operating Activities:
Net Income (Loss)	$76,917	$17,663	$(3,490)
Loss from Discontinued Operations	272	240	86
Income (Loss) from Continuing Operations	77,189	17,903	(3,404)
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Net Gain on Sales of Assets	(3,133)	(15,379)	(2,563)
Gain on Insurance Proceeds	(794)	—	—
Impairment Charges	10,745	105,280	91,299
Loss on Extinguishment of Debt	—	—	543
Depreciation and Amortization	133,385	132,914	123,486
Net Unrealized Loss (Gain) on Derivatives - Energy Related	11,748	(34,447)	13,667
Unrealized Loss (Gain) on Derivatives - Other	2,798	(1,337)	677
Provision for Losses on Accounts Receivable	10,432	7,977	6,949
CIP Receivable/Payable	922	32,523	915
Deferred Gas Costs - Net of Recoveries	9,712	(46,495)	(28,092)
Deferred SBC Costs - Net of Recoveries	695	311	(5,578)
Stock-Based Compensation Expense	5,209	4,144	4,254
Deferred and Noncurrent Income Taxes - Net	21,543	10,392	10,082
Environmental Remediation Costs - Net of Recoveries	(49,180)	(59,307)	(39,860)
Gas Plant Cost of Removal	(18,823)	(11,184)	(7,062)
Pension Contribution	—	—	(10,000)
Changes in:
Accounts Receivable	92,614	(106,283)	21
Inventories	6,177	566	5,589
Prepaid and Accrued Taxes - Net	76	13,418	(23,366)
Accounts Payable and Other Accrued Liabilities	(137,717)	114,371	58,858
Derivatives - Energy Related	6,942	5,208	899
Other Assets and Liabilities	(59,488)	(26,999)	(6,989)
Cash Flows from Discontinued Operations	—	7	(4)

Net Cash Provided by Operating Activities	121,052	143,583	190,321

Cash Flows from Investing Activities:
Capital Expenditures	(504,212)	(341,120)	(272,965)
Acquisition-related Working Capital Settlement	15,600	—	—
Cash Paid for Acquisition, Net of Cash Acquired	(3,952)	(1,740,285)	—
Cash Paid for Purchase of New Contract	—	(11,339)	—
Proceeds from Sale of Property, Plant and Equipment	26,938	310,644	3,547
Investment in Long-Term Receivables	(15,718)	(8,643)	(9,324)
Proceeds from Long-Term Receivables	10,301	9,813	9,861
Notes Receivable	—	—	22,884
Proceeds from (Purchase of) Company-Owned Life Insurance	1,694	(1,298)	(9,180)
Investment in Affiliate	(4,866)	(9,524)	(29,636)
Advances on Notes Receivable - Affiliate	(3,433)	—	(2,451)
Net Repayment of Notes Receivable - Affiliate	—	2,967	—

Net Cash Used in Investing Activities	(477,648)	(1,788,785)	(287,264)

Cash Flows from Financing Activities:
Net Borrowings from (Repayments of) Short-Term Credit Facilities	578,200	(75,900)	50,300
Proceeds from Issuance of Long-Term Debt	429,657	2,432,500	450,000
Payments for Issuance of Long-Term Debt	(2,744)	(21,574)	(14,204)
Principal Repayments of Long-Term Debt	(733,909)	(768,909)	(293,309)
Dividends on Common Stock	(106,938)	(94,756)	(87,308)
Net Settlement of Restricted Stock	—	(776)	(751)
Proceeds from Sale of Common Stock	189,032	173,750	—
Payments for the Issuance of Common Stock	—	(7,149)	—

Net Cash Provided by Financing Activities	353,298	1,637,186	104,728

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(3,298)	(8,016)	7,785
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	31,679	39,695	31,910

Cash, Cash Equivalents and Restricted Cash at End of Year	$28,381	$31,679	$39,695

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the year for:
Interest (Net of Amounts Capitalized)	$114,015	$84,792	$51,456
Income Taxes (Net of Refunds)	$(10,639)	$(20,004)	$(8,348)

Supplemental Disclosures of Non-Cash Investing Activities
Capital Expenditures acquired on account but unpaid as of year-end	$54,321	$44,184	$32,253
Notes Receivable Exchanged for Accounts Payable	$—	$—	$3,841

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31,
	2019	2018
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$4,905,350	$4,341,113
Accumulated Depreciation	(843,998)	(787,243)
Nonutility Property and Equipment, at cost	25,991	152,232
Accumulated Depreciation	(13,807)	(52,629)

Property, Plant and Equipment - Net	4,073,536	3,653,473

Investments:
Available-for-Sale Securities	40	41
Restricted	21,964	1,649
Investment in Affiliates	87,087	76,122

Total Investments	109,091	77,812

Current Assets:
Cash and Cash Equivalents	6,417	30,030
Accounts Receivable	253,661	337,502
Unbilled Revenues	84,821	79,538
Provision for Uncollectibles	(19,829)	(18,842)
Notes Receivable - Affiliate	5,379	1,945
Natural Gas in Storage, average cost	54,153	60,425
Materials and Supplies, average cost	1,164	1,743
Prepaid Taxes	26,918	30,694
Derivatives - Energy Related Assets	52,892	54,021
Assets Held For Sale	143,440	59,588
Other Prepayments and Current Assets	43,492	26,548

Total Current Assets	652,508	663,192

Regulatory and Other Noncurrent Assets:
Regulatory Assets	665,932	662,969
Derivatives - Energy Related Assets	7,243	7,169
Notes Receivable - Affiliate	12,720	13,275
Contract Receivables	30,958	27,961
Goodwill	702,070	734,607
Other	111,282	116,119

Total Regulatory and Other Noncurrent Assets	1,530,205	1,562,100

Total Assets	$6,365,340	$5,956,577

	2019	2018
Capitalization and Liabilities
Equity:
Common Stock: Par Value $1.25 per share; Authorized 120,000,000 shares; Outstanding Shares: 92,394,155 (2019) and 85,506,218 (2018)
Balance at Beginning of Year	$106,883	$99,436
Common Stock Issued or Granted Under Stock Plans	8,610	7,447
Balance at End of Year	115,493	106,883
Premium on Common Stock	1,027,902	843,268
Treasury Stock (at par)	(289)	(292)
Accumulated Other Comprehensive Loss	(32,558)	(26,095)
Retained Earnings	313,237	343,258

Total Equity	1,423,785	1,267,022

Long-Term Debt	2,070,086	2,106,863

Total Capitalization	3,493,871	3,373,885

Current Liabilities:
Notes Payable	848,700	270,500
Current Portion of Long-Term Debt	467,909	733,909
Accounts Payable	232,242	410,463
Customer Deposits and Credit Balances	35,004	32,058
Environmental Remediation Costs	43,849	47,592
Taxes Accrued	2,235	5,881
Derivatives - Energy Related Liabilities	41,965	24,134
Derivatives - Other Current	1,155	588
Liabilities Held for Sale	6,043	—
Deferred Contract Revenues	—	1,772
Interest Accrued	13,580	14,208
Pension Benefits	3,727	3,631
Other Current Liabilities	35,486	36,102

Total Current Liabilities	1,731,895	1,580,838

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	92,166	85,836
Pension and Other Postretirement Benefits	114,055	110,112
Environmental Remediation Costs	189,036	206,058
Asset Retirement Obligations	263,950	80,163
Derivatives - Energy Related Liabilities	8,206	7,256
Derivatives - Other Noncurrent	11,505	7,285
Regulatory Liabilities	442,918	478,499
Other	17,738	26,645

Total Deferred Credits and Other Noncurrent Liabilities	1,139,574	1,001,854

Total Capitalization and Liabilities	$6,365,340	$5,956,577